SYSTEM OF PEONAGE; DEBT PEONAGE; FOREVER ABOLISHED

The system of Peonage is forever prohibited; hence, abolished; evidenced by the following United States At Large: THIRTY- NINTH CONGRESS. SESS. II CH. 187, 188. 1867; Page 546. All Communications will be monitored in order to confirm whether or not "serious harm "and/or "abuse or threatened abuse of law or legal process", were utilized in any manner of for any purpose for which the law was not designed, in order to exert pressure on another person to cause that person to take some action or refrain from taking some action. In addition, it is recommended that an agency, department, commission, board, or other entity of a State and the United States and/or representatives thereof as well as members of non-profit organizations review the following United States Statues At Larges: **June 25,1948, Ch. 645, 62 Stat. 772;** Public Law 103-322, Title XXXIII, § 330016(1)(K), Sept. 13, 1994, 108 Stat. 2147; Public Law 104-208, div. C, Title II, § 218(a), Sept. 30, 1996, 110 Stat. 3009-573; Public Law 106-386, div. A, § 112(a) (1), Oct. 28, 2000, 114 Stat. 1486; Public Law 110-457, Title II, § 222(b) (1), Dec. 23, 2008, 122 Stat. 5067; Public Law 115-392, § 11(1) (A), Dec. 21, 2018, 132 Stat. 5255.

Under no circumstances shall the Private Treasury and Foreign Company are to be assumed or presumed to be organized, created or an instrumentality of the United States or a State who is subjected to the Special Maritime and Territorial Jurisdiction of the United States; Consequently, no agency, department, commission, board, or other entity of a State and the United States, other persons, or courts within the United States have the authority to control substantial decisions nor able to exercise primary supervision over the administration of the Private Treasury and Foreign Company. To think and act otherwise especially in order to cause "serious harm "and/or "abuse or threatened abuse of law or legal process", which would be utilize in any manner or for any purpose for which the law was not designed, in order to exert pressure on another person to cause that person to take some action or refrain from taking some action; would be a direct violation of United States Statutes At Large: THIRTY- NINTH CONGRESS. SESS. II CH. 187,188. 1867. 546; JUNE 25, 1948, Ch. 645, 62 Stat. 772; Public Law 106-386, div. A, § 112(a) (1), Oct. 28, 2000, 114 Stat. 1486; and other Public Laws relating to a system of Peonage, Debt Peonage, and so forth. All unalienable Rights are Explicitly Reserved.